**AGREEMENT**

This Agreement is entered into as of April 13th , 2010 ("Effective Date") by and between Prof. Avi Israeli of ______________________________________ (hereinafter "**Prof. Israeli**"), Hadasit Medical Research Services and Development Ltd., a company duly incorporated under the laws of Israel, of P.O. Box 12000, Jerusalem 91120 (hereinafter: "**Hadasit**"), and BrainStorm Cell Therapeutics Inc., a Delaware corporation of 110 East 59th Street New York NY 10022 (hereinafter: "**Company**").

WHEREAS Hadasit is a wholly owned subsidiary of Hadassah Medical Organization ("**HMO**"), and is authorized to enter this Agreement and to utilize HMO's facilities, employees and agents for purpose of this Agreement, and Prof. Israeli is an employee of HMO; and

WHEREAS the Company desires that Prof. Israeli serve as a Clinical Trials Advisor for its fully owned subsidiary and be elected as a member (and potentially in the future the chairman) of the Company's Board of Directors; and

WHEREAS the Company, Hadasit and Prof. Israeli desire to set the terms and conditions of their relationship, all in accordance with the terms and conditions provided herein.

NOW THEREFORE, the parties agree as follows:

1. During the term of this Agreement, Prof. Israeli shall serve as the Company's Clinical Trials Advisor, and be elected as a Director in the Company's Board of Directors (the "**Position**"). Services provided by Prof. Israeli under this Agreement shall be referred to as "Work". Total monthly Work shall be approximately sixteen (16) hours per calendar month unless otherwise agreed by the Company, Hadasit and the Prof. Israeli.

2. This Agreement shall remain in force until terminated by either party for any reason or for no reason by the provision of a thirty (30) days' advanced written notice to the other party, provided that each party may terminate this Agreement immediately upon providing written notice to the other party if the other party breaches this Agreement and, where curable, does not cure such breach within 14 (fourteen) days after receipt of written notice of the breach from the first party. The provisions that by their nature deem to survive termination shall not be affected by any termination, including but not limited to Sections 9 and 12 hereof.

3. Hadasit and Prof. Israeli's compensation for providing the Work shall consist of:

   3.1. options to purchase up to 200,000 (two hundred thousand) (subject to adjustment for stock split, stock dividends, reverse stock splits, recapitalizations and the like, but for the avoidance of doubt, such options are do not have any anti-dilution adjustments or protections and no preemptive rights attach to such options and the holder of the options is not granted any preemptive rights) of the Company's common stock par value 0.005 to be granted at the end of each year following the date of this Agreement, with nominal value USD 0.00005 each, at an exercise price per share of USD 0.00005 per one common stock. (the "**Options**") as follows: Prof. Israeli shall be granted with options to purchase

166,666 (one hundred sixty six thousand, six hundred and sixty six) of the Company's common stock, nominal value USD0.00005 each, , and Hadasit shall be granted with options to purchase 33,334 (thirty three thousand,three hundred and thirty four) of the Company's common stock, nominal value USD 0.00005 each.

3.2. The Options must be exercised until the earlier of: (i) the 10 year anniversary of the Effective Date thereafter; or (ii) immediately prior to a sale of all or substantially all of the shares of the Company in a merger and/or acquisition transaction (the "**Termination Date**"). Options not exercised by such time shall become null and void.

3.3. The options shall vest on a monthly basis according to the following calculation: at the end of each calendar month 200,000/12) and made availiable to be exercised at the earlier of: (1) the closest anniversary of the Effective Date or (2) termination of this Agreement. For clarity, in the event of termination all options accomulated until the date of termination shall be made available to be exercised immediately after termination thereof, Vesting shall be subject to (i) the provisions of Company's Employees Share Option Plan to be adopted, (ii) a resolution of the Board of Directors of the Company, and (iii) the execution by the parties of an option agreement and any other document required by the Company

3.4. The Company will use its commeracially reasonable efforts to cause that Prof. Israeli's Options (as defined in the ESOP) to be approved as capital gains route options (in accordance with Section 102 of the Israeli Tax Ordinance) as an Officer Holder of the Company. Hadasit will be granted Section 3(i) Options (Section 3(i) of the Israeli Tax Ordinance).

3.5. Prof. Israeli and/or Hadasit shall bear and be solely responsible for the payment of any tax, levies or governmental charges applicable in connection with any compensation (including the Options) to be paid to them according to this Agreement. The Company may withhold tax at source from any consideration to be paid to any of Prof. Israeli or Hadasit as required under any applicable law.

3.6. Notwithstanding the above in section 2, should the Agreement be terminated either by Prof. Israeli at his initiative or by the Company, both Prof. Israeliand Hadasit shall be entitled to exercise the Options only with respect to the portion of the Options that shall have vested prior to the date of termination of the Agreement rounded to the nearest number without decimal, provided that such vested parts of the Options are exercised within no more than six (6) months following such termination

3.7. In addition, the Company will reimburse Prof. Israeli for all reasonable out of pocket expenses incurred by Prof. Israeli in connection with the Work pursuant to the Company's policies, provided that such expenses have been approved by the Company in advance.

4. All of the Confidential Information disclosed by the Company to Prof. Israeli and the analysis and evaluation by Prof. Israeli will be held confidential by Prof. Israeli. Prof. Israeli undertakes not to, directly or indirectly, communicate, publish, reveal, describe, allow access to or otherwise disclose the Confidential Information for any purpose other than for the

performance of the Work. Confidential Information shall not include any item of information which: (a) is within the public domain prior to the time of disclosure from the Company to Prof. Israelior thereafter becomes within the public domain other than as a result of disclosure by Prof. Israeliin violation of this Agreement (b) was, on or before the date of disclosure in the possession of Prof. Israeli, as evidenced by written records; (c) is acquired by Prof. Israeli from a third party not under an obligation of confidentiality; (d) is independently developed by Prof. Israeli without the use of or reference to the Information, as demonstrated by documentary evidence; or (e) is required to be disclosed by law or court order.

5. Upon the earlier of the Company's request or termination of this Agreement, Prof. Israeli, shall immediately return to the Company any and all documents and other tangible materials containing Confidential Information. Notwithstanding, Prof. Israeli may retain a single archival copy at his direct retention or through a legal counsel, including Hadasit and/or HMO legal counsels, for the purpose of ensuring compliance with the terms of this Agreement.

6. All results directly derived from the Work shall be the exclusive property of the Company. In addition, Prof. Israeli will disclose to the Company any and all inventions, discoveries and improvements conceived or made by Prof. Israeli in performing the Work, which is related to the business or activities of the Company, and hereby assigns and agrees to assign for no additional consideration all of his interest therein to the Company or its wholly owned subsidiary, as determined by the Company in its sole discretion. Whenever requested to do so by the Company, Prof. Israeli will execute any and all applications, assignments or other instruments, which the Company shall deem necessary to apply for and obtain patents or to protect otherwise the Company's interest therein, all at Company's sole expense. Inventions, discoveries and improvements conceived or made by Prof. Israeli which are not part of the Work shall not be the exclusive property of the Company.

7. The Company undertakes that relevant publications regarding the results of the Work will be done in cooperation with Prof. Israeli.

8. The Company shall not use the names of Hadasit, HMO or Prof. Israeli and shall not disclose their involvement in the Work or his Position without Hadasit's prior written approval, all except for (a) references to Prof. Israeli joining and/or being a member of the board or to any publications which are already in the public domain at the time of publication and (b) applications for regulatory approvals to official authorities, and (c) as requested by regulatory authorities or as required by law or applicable regulation or stock exchange rule and/or regulation. Subject to the foregoing, the Company shall include appropriate acknowledgement and credit to Hadasit, HMO, Prof. Israeli and their employees in any publication relating to the Work in whatever media, including application(s) to official authorities or presentations to potential investors.

9. Nothing contained in this Agreement shall be construed as a warranty by Prof. Israeli or Hadasit that the results of the Work will be useful or commercially exploitable or of any value whatsoever. In addition, and without derogating from the aforementioned, Prof. Israeli and Hadasit disclaim all warranties, either express or implied, with respect to the Work performed by Prof. Israeli and his Position, including without limitation - implied warranties

of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the use of the results of his Work remains solely with the Company.

10. The Company shall include Prof. Israeli in its D&O insurance policy, and shall also provide coverage in a reasonable medical professional liability insurance policy determined by the Company.

11. The Company shall defend, indemnify and hold harmless Prof. Israeli, Hadasit, HMO and any of their respective employees, agents or contractors (collectively, the "Indemnitees"), promptly upon their first demand, from and against any loss, damage, liability and expense (including reasonable legal fees), with respect to any responsibility, charges, damages and/or product liability claim which result from the performance of the Work and is Position, provided that any loss, damage or liability hereunder shall be proportionately reduced to the extent the loss, damage or liability was caused or increased by the negligence or willful misconduct of any of the Indemnitees. Notwithstanding the aforesaid, the Company's indemnification obligations shall be subject to the Company being notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification and that the Indemnitees gave the Company all reasonable cooperation in the defense of the claims and that the Indemnitees do not settle any claim or compromise any defense thereof without the consent of the Company, which will not be unreasonably withheld and subject to the Company proving Indemnitees with legal defense within the specified defense periods under Israeli law. No complaint or claim shall be settled for which Prof. Israeli, Hadasit, HMO and any of their respective employees shall be liable without the advance written consent of Hadasit.

12. Neither party to this Agreement shall be liable (whether under contract, tort (including negligence) or otherwise) to any other party, or any third party for any indirect, incidental or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill, lost or damaged data or documentation, suffered by any person or party, arising from and/or related with and/or connected to the Work or Position performed under this Agreement even if such party is advised of the possibility of such damages.

13. This Agreement shall be governed by the laws of the State of Israel, and the courts of Jerusalem shall have exclusive jurisdiction over any dispute arising hereunder.

14. This Agreement replaces any oral or written previous understanding with respect to the Position. Any amendment to this Agreement shall be made in writing only, signed by all parties.

15. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected herein

16. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by electronic mail, confirmed facsimile transmission or recognized courier service or upon deposit with the Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party above, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties in accordance with terms of this section.

18. Each party shall pay its own expenses in connection with the transactions contemplated by this Agreement.

19. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

Brainstorm Cell Therapeutics Inc.

Rami Efrati-CEO
BrainStorm Cell Therapeutics Inc.

Date

Prof. Avi Israeli

Date

Hadasit Medical Research Services and Development Ltd

13/4/10
Date